Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiaries of Registrant

Name	Percentage Ownership	State or Country of Organization
Intec Pharma Ltd.	100%	Israel
Decoy Biosystems, Inc.	100%	Delaware
Intec Pharma Inc.	100%*	Delaware

* Wholly owned subsidiary of Intec Pharma Ltd.